AMENDMENT AGREEMENT

This Amendment Agreement (this "Agreement"), is made and entered into as of April 15, 2008, by and between Solomon Technologies, Inc., a Delaware corporation (the "Company") and Alpha Capital Anstalt (the "Holder"). Capitalized terms not defined in this Agreement have the same meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, the Company and Holder are parties to that certain Securities Purchase Agreement, dated as of January 17, 2007, as amended on August 24, 2007 (the "Purchase Agreement"), under which the Company issued to the Holder its Variable Rate Self-Liquidating Senior Secured Convertible Debentures (the "Debentures"), and Common Stock Purchase Warrants to purchase shares of Common Stock of the Company ("Holder's Warrants"); and

WHEREAS, the Holder wishes to redeem the Debentures effective as provided herein, and the Company wishes to purchase the Debentures as provided herein.

NOW THEREFORE, in consideration of the terms contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties, intending to be legally bound, agree as follows:

Section 1. Amendment of the Debenture.

(a) The definition of "Maturity Date" in the second paragraph of the Debentures owned by the Holder is hereby amended as follows:

",...April 15,, 2008 (the "Maturity Date")."

(b) The definition of "Monthly Redemption Amount" in Section 1 of each of the Holder's Debentures is hereby deleted and replaced in its entirety with the following:

"Monthly Redemption Amount" means an amount equal to the then total outstanding principal amount and all accrued interest of the Holder's Debentures on April 15, 2008."

(c) Nothing in this Agreement shall serve to amend or be interpreted as amending the Debentures for Holders thereof other than the Holder as defined herein..

Section 2. Effect on Transaction Documents. The foregoing agreements are given solely in respect of the transactions described herein for the benefit of the Holder. Except as expressly set forth in this Agreement, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement. This Agreement shall not constitute a novation or accord and satisfaction of any such Transaction Document.

Section 3. Filing of 8-K. Within two Trading Days of the date of this Agreement, the Company shall issue a Current Report on Form 8-K disclosing the material terms of the transactions contemplated, which shall include this Agreement as an attachment thereto.

Section 4. Non-Affiliate. The Holder represents and warrants that as of the date of this Agreement (i) it is not an Affiliate of the Company and (ii) it has not been an Affiliate of the Company for at least the three months preceding the date of this Agreement.

Section 5. Delivery of Shares. The Company agrees that on April 15, 2008, it will cause its transfer agent to make available via DWAC initiated by the Holder's brokerage firm that number of unrestricted Shares computed by dividing the Monthly Redemption Amount by $0.10. The shares will be free trading and immediately resaleable.

Section 6. Full Payment. The Holder agrees that the delivery to it of the Redemption Shares pursuant to Sections 5 and 6 hereof shall constitute full payment of all principal and interest payments due with respect to the Holder's Debentures.

Section 7. Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first set forth above.

SOLOMON TECHNOLOGIES, INC.

By: ______________________

Name: Gary M. Laskowski
Title: Chairman of the Board

HOLDERS

ALPHA CAPITAL ANSTALT

Signature of Authorized Signatory of Holder: X ______________________

Name of Authorized Signatory: Konrad Ackerman

Title of Authorized Signatory: Director